Exhibit 99.1

Mastech Holdings, Inc. Reports 2008 Fourth Quarter and Year-End Results

PITTSBURGH, March 5 /PRNewswire-FirstCall/ — Mastech Holdings, Inc., (NYSE Alternext US: MHH), a national provider of Information Technology staffing services, today announced its financial results for the fourth quarter and year ended December 31, 2008.

Fourth Quarter Results

Revenues for the quarter were $23.1 million, representing a 10.4% decline from the $25.8 million reported in the same period last year. Consolidated net income for the fourth quarter 2008 totaled $289,000, or $0.08 per diluted share, compared to $1.1 million, or $0.32 per diluted share, in the same period last year. The Company’s results in the fourth quarter 2007 included certain income tax benefits derived from the Company’s participation in its former parent’s consolidated U.S. tax return, which are not available to the Company as a stand alone organization. The impact of such tax benefits approximated $0.15 per diluted share in the 2007 fourth quarter.

Activity levels in the fourth quarter of 2008 slowed significantly. As a result, the Company’s billable consultant-base declined by approximately 11%. Much of this headcount decline occurred late in the quarter, and accordingly, the impact of the reduction is not fully reflected in the Company’s fourth quarter operating results. Additionally, operating expenses in the fourth quarter of 2008 included $114,000 of severance costs and $258,000 of bad debt expense.

Full Year Results

Revenues for 2008 were $96.6 million, or 7.7% lower than the $104.7 million of revenues recognized in 2007. Consolidated net income for 2008 was $3.5 million, or $0.98 per diluted share, compared to $5.4 million, or $1.51 per diluted share last year. As discussed above, results prior to September 30, 2008 included certain income tax benefits related to the Company’s participation in its former parent’s consolidated U.S. tax return, which are not available as a stand alone organization. The impact of such benefits on consolidated net income totaled $1.0 million, or $0.27 per diluted share in 2008 and $2.1 million, or $0.59 per diluted share in 2007.

Steven Shangold, Chief Executive Officer of Mastech stated, “The recession has deepened during the fourth quarter, and broadened well beyond the financial services sector. These deteriorating economic conditions are compelling companies to reduce their discretionary spending in all areas, including IT services, and this is having an impact on our operations and bottom-line, as evidenced by our fourth quarter results. Industry-trade organizations, such as Staffing Industry Analysts, have significantly lowered their 2009 outlook for domestic staffing services in recent months. Given this increasingly cautious view of our industry, our near-term focus is to prudently manage our cost structure, enhance operating efficiencies, preserve capital and strengthen our overall competitive position, so we can capitalize on market opportunities as the economy begins to recover.”

Commenting on the Company’s financial position, Jack Cronin, Chief Financial Officer, stated, “At December 31, 2008 we had $4.4 million of cash and cash equivalents on hand, no outstanding long-term debt, and access to $8 million of credit under our existing credit facility. Despite the uncertainty that exists about the duration and depth of this recession, we believe that we are financially positioned to ride-out these challenging times.”

In conjunction with its fourth quarter earnings release, Mastech will host a conference call at 8:00 A. M. EST on March 5, 2009 to discuss these results and to answer questions. A live webcast of this conference call will be available on the company’s website, www.mastech.com. Simply click on the Investor Relations section and follow the links to the live webcast. The webcast will remain available for replay through March 12, 2009.

About Mastech Holdings, Inc.:

Leveraging the power of 20 years of IT experience, Mastech (NYSE Alternext US: MHH) provides Information Technology services in the disciplines which drive today’s business operations. Clients turn to Mastech for comprehensive IT services including: IT Consulting; OneSource(tm) Co-Managed projects; and supplemental IT resources. More information about Mastech can be found at Mastech’s website: www.mastech.com.

Forward-Looking Statements:

Certain statements contained in this release are forward-looking statements based on management’s expectations, estimates, projections and assumptions. Words such as “expects,” “anticipates,” “plans,” “believes,” “scheduled,” “estimates” and variations of these words and similar expressions are intended to identify forward-looking statements, which include but are not limited to projections of revenues, earnings, segment performance, and cash flow. These statements are based on information currently available to the Company and it assumes no obligation to update the forward-looking statements as circumstances change. These statements are not guarantees of future performance and involve certain risks and uncertainties, which are difficult to predict. Therefore, actual future results and trends may differ materially from what is forecast in forward-looking statements due to a variety of factors, including, without limitation, the level of market demand for its services, the highly competitive market for the types of services offered by the company, the impact of competitive factors on profit margins, market conditions that could cause the company’s customers to reduce their spending for its services, and the company’s ability to create, acquire and build new lines of business, to attract and retain qualified personnel, reduce costs and conserve cash.

MASTECH HOLDINGS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Amounts in thousands)

(unaudited)

	December 31, 2008	December 31, 2007
ASSETS
Current assets:
Cash and cash equivalents	$4,361	$1,524
Accounts receivable, net	9,240	11,444
Prepaid and other current assets	376	194
Deferred income taxes	253	289

Total current assets	14,230	13,451

Investment in unconsolidated affiliate	41	62

Land, building, equipment and leasehold improvements, net	235	425

Deferred income taxes	191	327

Total assets	$14,697	$14,265

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,454	$2,873
Accrued payroll and related costs	2,700	3,465
Deferred revenue and other	140	91

Total current liabilities	5,294	6,429

Total liabilities	5,294	6,429

Shareholders’ equity:
iGATE’s net investment	—	7,836
Common stock, par value $0.01 per share	36	—
Additional paid-in capital	9,078	—
Retained earnings	289	—

Total shareholders’ equity	9,403	7,836

Total liabilities and shareholders’ equity	$14,697	$14,265

MASTECH HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Amounts in thousands, except per share amounts)

(unaudited)

	Three Months ended December 31,		Years ended December 31,
	2008	2007	2008	2007
Revenues	$23,086	$25,760	$96,650	$104,693
Cost of revenues	18,980	20,805	78,328	82,618

Gross profit	4,106	4,955	18,322	22,075
Selling, general and administrative	3,528	3,817	13,846	15,696
Depreciation and amortization	80	78	314	320

Income from operations	498	1,060	4,162	6,059
Other income/(expense), net	(7)	19	(2)	82

Income before income taxes	491	1,079	4,160	6,141
Income tax expense	202	(66)	638	701

Net income	$289	$1,145	$3,522	$5,440

Earnings per share:
Basic	$0.08	$0.32	$0.98	$1.51

Diluted	$0.08	$0.32	$0.98	$1.51

Weighted average common shares outstanding:
Basic	3,607	3,607	3,607	3,607

Diluted	3,622	3,607	3,611	3,607